UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 4, 2011

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

(Exact name of registrant as specified in its charter)

North Carolina

(State or other jurisdiction of incorporation)

0-27570	56-1640186
(Commission File Number)	(IRS Employer ID Number)

929 North Front Street, Wilmington, North Carolina 28401

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (910) 251-0081

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement with Certain Officers.

(b) On February 4, 2011, General David L. Grange resigned from his position as Chief Executive Officer of Pharmaceutical Product Development, Inc. (“PPD”) and as a member of its board of directors effective as of May 18, 2011. He will not stand for re-election to the board at PPD’s 2011 annual meeting of shareholders.

To facilitate the transition of General Grange’s duties and responsibilities to a new Chief Executive Officer, PPD entered into a Consulting Agreement with him on February 4, 2011, effective as of May 19, 2011, pursuant to which General Grange will receive $50,000 per month from the effective date of the agreement through December 31, 2011. A copy of the consulting agreement is filed as an exhibit to this report.

In connection with General Grange’s resignation, the Company also entered into a Separation and Release Agreement with him on February 4, 2011, effective as of May 18, 2011, pursuant to which PPD will pay for General Grange’s COBRA health benefits through the earlier of the expiration of his COBRA benefits or the date on which he obtains health benefits from another employer. In addition, this agreement provides that General Grange’s nonqualified stock options and restricted stock will continue to vest through December 31, 2011, at which time any unvested stock options and unvested restricted stock will expire or be forfeited, whichever may be the case. PPD also agrees to waive any right to partial repayment of a sign-on bonus and relocation expenses paid to General Grange at the time of his initial employment. A copy of the separation agreement is filed as an exhibit to this report.

This foregoing summary of the consulting agreement and the separation and release agreement is qualified in its entirety by reference to those agreements.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.277	Consulting Agreement by and between Pharmaceutical Product Development, Inc. and David L. Grange dated as of February 4, 2011.

10.278	Separation and Release Agreement by and between Pharmaceutical Product Development, Inc. and David L. Grange dated as of February 4, 2011.

99.1	Press release dated February 8, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

Date: February 9, 2011

/s/ B. Judd Hartman
B. Judd Hartman
General Counsel

4